EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Directors and Stockholders

The Community Financial Corporation

We consent to the incorporation by reference in the registration statements on Forms S-3 (No. 333-199455 and 333-223345) and on Forms S-8 (Nos. 33-97174, 333-79237, 333-70800, 333-125103, and 333-204200) of our report dated March 10, 2016, with respect to the consolidated financial statements of The Community Financial Corporation for the year ended December 31, 2015, which report appears in The Community Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Stegman & Company

Baltimore, Maryland
March 12, 2018